                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:

/ /  Preliminary proxy statement

/X/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               HARRIS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               HARRIS CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):

/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS AND
PROXY STATEMENT

       LOGO HERE

         JOHN T. HARTLEY
          CHAIRMAN AND
         CHIEF EXECUTIVE
             OFFICER

                                                              September 15, 1994

       Dear Shareholder:

       You are cordially invited to attend the 1994 annual meeting of shareholders. The meeting will be held at the Melbourne Airport Hilton at Rialto Place in Melbourne, Florida on Friday, October 28, 1994, starting at 10:00 a.m.

       The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting, which includes the election of three directors for a three year term expiring in 1997 and the appointment of auditors for the coming year.

       Following the business session, Mr. Farmer, our President, and I will report on current operations and on our forward plans. Following these reports there will be an open discussion period during which your questions and comments will be welcome.

       The attendance of shareholders at our annual meetings has been helpful in maintaining communications and understanding. We hope you will be able to be with us.

       Cordially,
       HARRIS CORPORATION  Melbourne, Florida 32919  407/727-9100

                               HARRIS CORPORATION
                             1025 W. NASA BOULEVARD
                            MELBOURNE, FLORIDA 32919

                    Notice of Annual Meeting of Shareholders

TO THE HOLDERS OF COMMON STOCK OF
HARRIS CORPORATION:

     The annual meeting of the shareholders of Harris Corporation will be held at the Melbourne Airport Hilton at Rialto Place, Airport Boulevard, Melbourne, Florida, on Friday, October 28, 1994, at 10:00 a.m., for the following purposes:

1. To elect directors.

2. To select independent auditors.

3. To transact such other business as may properly come before the meeting.

     Holders of Common Stock of record at the close of business on August 31, 1994 will be entitled to vote at the meeting.

                                                  By order of the Board of
                                                  Directors
                                                  RICHARD L. BALLANTYNE
                                                  Secretary

Melbourne, Florida
September 15, 1994

- - --------------------------------------------------------------------------------

                                IMPORTANT NOTICE

 TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND
   MAIL PROMPTLY THE ENCLOSED PROXY FOR WHICH A RETURN ENVELOPE IS PROVIDED.
- - --------------------------------------------------------------------------------

                               HARRIS CORPORATION
                             1025 W. NASA BOULEVARD
                            MELBOURNE, FLORIDA 32919

                         ANNUAL MEETING OF SHAREHOLDERS

                          to be held October 28, 1994

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of the Corporation. A shareholder may revoke his proxy at any time prior to the time it is voted at the meeting by filing with the Secretary of the Corporation a written notice of revocation, by duly executing and delivering a subsequent proxy bearing a later date, or by attending the meeting and voting in person.

The record date for shareholders entitled to vote at the meeting is August 31, 1994.

The Corporation has only one class of outstanding shares, namely Common Stock, par value $1 per share, of which there were 39,391,006 shares outstanding on the record date and 10,562 holders of record. Each share is entitled to one vote.

The shares represented by each valid proxy will be voted at the meeting or any adjournment thereof, and, if a choice is specified in the proxy, the shares will be voted in accordance with such specification. If no vote is specified, the shares will be voted as set forth in the accompanying proxy. The election of directors requires a plurality of the votes cast. With respect to abstentions, shares are considered present at the meeting for a particular proposal, but since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes, shares are not considered present at the meeting for the particular proposal for which the broker withheld authority.

So far as the directors of the Corporation are aware, no matters will be presented to the meeting for action on the part of the shareholders other than those stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the proxy to vote the shares to which the proxy relates in accordance with their best judgment.

The cost of soliciting proxies will be borne by the Corporation. Officers and employees may, by letter, telephone, or in person, make additional requests for the return of proxies. The Corporation will reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses incurred in connection with such solicitation. The Corporation also has retained Georgeson & Company Inc. to aid in the solicitation of proxies at an estimated fee of $7,500. This Proxy Statement, the accompanying proxy and a copy of the Corporation's Annual Report for the year ended June 30, 1994, are being mailed to shareholders commencing on September 15, 1994.

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation of the Corporation classifies the Board of Directors into three classes with terms of office ending in different years. This year, the terms of Ralph D. DeNunzio, Joseph L. Dionne and Alexander B. Trowbridge expire at the Annual Meeting of Shareholders and each of them has been nominated for a new three year term expiring at the Annual Meeting in 1997. In accordance with the Restated Certificate of Incorporation, a director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Vacancies may be filled by the remaining directors.

The authorized number of directors is presently fixed at nine. The Board is actively evaluating potential candidates, and as an appropriate candidate is identified the Board will consider increasing the authorized number of directors. The terms of the continuing directors will expire at subsequent Annual Meetings of Shareholders.

The persons named in the accompanying proxy will vote in favor of electing the nominees to serve for the terms identified above, unless otherwise specified in the proxy. If any nominee shall become unavailable for election, the proxies will be voted for the election of such persons, if any, as shall be designated by the Board of Directors.

None of the nominees nor any of the incumbent directors is related to any other nominee or director or to any executive officer of the Corporation or its subsidiaries by blood, marriage or adoption.

Biographical summaries of the nominees and of the continuing directors appear on the following pages and data with respect to the number of shares of the Corporation's Common Stock beneficially owned by them as of July 31, 1994 are set forth in the table at page 9.

                               Board of Directors

JOHN T. HARTLEY
Term Expiring 1996

Mr. Hartley, 64, is chairman and chief executive officer of the Corporation. He is the chairman of the Executive Committee and the Investment Committee for the Harris Retirement Plans. He joined Radiation Incorporated in 1956 as a research engineer after serving one year as a member of the faculty of Auburn University. He was appointed a vice president of Radiation in 1961. In 1968, a year after the merger of Radiation with Harris, he was named vice president-general manager of the Electronic Systems division. He was elected vice president-group executive of Harris in 1971, executive vice president and a director in 1976, president and principal operating officer in 1978, president and chief operating officer in 1982, chief executive officer in 1986 and chairman in 1987. Mr. Hartley is a director of The Equitable Companies, Inc. and McGraw-Hill, Inc. He is also a director of the National Association of Manufacturers, a member of The Business Roundtable and the Manufacturers' Alliance for Productivity and Innovation and a trustee of the Committee for Economic Development. He is also a trustee of the Florida Institute of Technology. Mr. Hartley serves on the President's National Security Telecommunications Advisory Committee and the Defense Policy Advisory Committee on Trade.

- - --------------------------------------------------------------------------------

PHILLIP W. FARMER
Term Expiring 1995

Mr. Farmer, 56, is president and chief operating officer of the Corporation. He joined Harris in 1982 as vice president-general manager of the Government Support Systems Division, was named vice president-Palm Bay Operations, Electronic Systems Sector in 1986, and senior vice president-sector executive in 1988. He was elected president of the Electronic Systems Sector in 1989, executive vice president of the corporation in 1991, and president and chief operating officer of the Corporation in 1993. Mr. Farmer was elected to the Harris Board in 1993 and is a member of the Investment Committee for the Harris Retirement Plans. Prior to his employment with the Corporation, Mr. Farmer held various management and technical positions with General Electric for twenty years. He serves on the board of governors of the Aerospace Industries Association, and the board of directors of the Microelectronics and Computer Technology Corporation.

ROBERT CIZIK
Term Expiring 1996

Mr. Cizik, 63, is chairman and chief executive officer of Cooper Industries, Inc., a diversified manufacturing company. He joined Cooper Industries in 1961, and after a series of management positions, was elected president and chief operating officer in 1973, chief executive officer in 1975 and chairman in 1983. Mr. Cizik was elected to the Harris Board in 1988 and is a member of the Audit Committee, the Ethics Committee and the Executive Committee. He is a director of Panhandle Eastern Corporation, Air Products and Chemicals, Inc. and Temple-Inland, Inc. He is also a director of the National Association of Manufacturers and the Associates of Harvard Business School, vice-chairman of the Committee for Economic Development, 1994-95 campaign chairman of United Way of the Texas Gulf Coast, and a member of The Business Roundtable.

- - --------------------------------------------------------------------------------

LESTER E. COLEMAN
Term Expiring 1995

Dr. Coleman, 63, is chairman and chief executive officer of the Lubrizol Corporation, a diversified specialty chemical company. Dr. Coleman joined Lubrizol in 1955 as a research chemist. He was elected a director of Lubrizol in 1974, became president in 1976, chief executive officer in 1978 and chairman of the board in 1982. Dr. Coleman was elected to the Harris Board in 1985 and is a member of the Audit Committee and the Management Development and Nominating Committee and is chairman of the Ethics Committee. He is a director of Norfolk Southern Corporation and S. C. Johnson & Son, Inc.

RALPH D. DENUNZIO
Nominee for
Term Expiring 1997

Mr. DeNunzio, 62, is former chairman and chief executive officer of the investment banking firm of Kidder, Peabody & Co. Incorporated. Following his retirement from Kidder, Peabody & Co. Incorporated in 1987, he became president of Harbor Point Associates, Inc., a private investment and consulting firm in New York City. Mr. DeNunzio served as chairman of the Board of Governors of the New York Stock Exchange from 1971 to 1972 and as vice chairman from 1969 to 1971. He also served as chairman of the Securities Industry Association for the year 1981. Mr. DeNunzio was elected to the Harris Board in 1973 and is a member of the Executive Committee, the Investment Committee for the Harris Retirement Plans and the Ethics Committee and chairman of the Management Development and Nominating Committee. He is a director of AMP Incorporated, Federal Express Corporation and NIKE, Inc.

- - --------------------------------------------------------------------------------

JOSEPH L. DIONNE
Nominee for
Term Expiring 1997

Mr. Dionne, 61, is chairman and chief executive officer of McGraw-Hill, Inc., a publishing and information company. He joined McGraw-Hill as vice president of its book company in 1967, and after a series of management positions, was elected president and chief operating officer in 1981, president and chief executive officer in 1983, and chairman of the board and chief executive officer in 1988. Mr. Dionne was elected to the Harris Board in 1989 and is a member of the Executive Committee, the Management Development and Nominating Committee and the Ethics Committee. He is a director of The Equitable Life Assurance Society of the United States, The Equitable Companies, Inc., Sprint Corporation and Alexander & Alexander Services, Inc. Mr. Dionne is also a member of the board of trustees of Hofstra University.

C. JACKSON
GRAYSON, JR.
Term Expiring 1996

Dr. Grayson, 70, is chairman of the American Productivity & Quality Center, Inc., a private center for research, education and training in the field of productivity and quality improvement. He organized and became chairman of the Center in 1976. Dr. Grayson was Dean of Southern Methodist University School of Business Administration from 1968 to 1975 and Dean at the Tulane University School of Business from 1963 to 1968. He was elected to the Harris Board in 1978 and is a member of the Audit Committee and the Ethics Committee. He is a director of Browning-Ferris Industries, Inc. and First City Bancorporation.

- - --------------------------------------------------------------------------------

WALTER F. RAAB
Term Expiring 1995

Mr. Raab, 69, is retired chairman and chief executive officer, and is currently a director and a member of the Executive Committee of the Board of AMP Incorporated, a manufacturer of electrical and electronic connection devices. Mr. Raab joined AMP in 1953, and after a series of management positions, was elected vice president and chief financial officer in 1979, vice chairman of the board and chief financial officer in 1981, and chairman of the board and chief executive officer in 1982. Mr. Raab was elected to the Harris Board in 1985 and is a member of the Ethics Committee and chairman of the Audit Committee. He is a director of the West Company, Dauphin Deposit Corporation, and Air Products and Chemicals, Inc.

ALEXANDER B.
TROWBRIDGE
Nominee for
Term Expiring 1997

Mr. Trowbridge, 64, is the immediate past president of the National Association of Manufacturers, in which capacity he served for ten years. He was vice chairman of Allied Chemical Corporation (now Allied-Signal Corporation) from 1976 to 1980, president of The Conference Board, Inc. from 1970 to 1976, and president of the American Management Association from 1968 to 1970. He was Secretary of Commerce from 1967 to 1968. Mr. Trowbridge was elected to the Harris Board in January 1990 and is a member of the Audit Committee, the Investment Committee for the Harris Retirement Plans, and the Ethics Committee. He is a director of New England Mutual Life Insurance Company, WMX Technologies, Inc., The Rouse Company, PHH Corporation, The Sun Company, Inc., Sun Resorts International, The Gillette Company, E. M. Warburg Pincus Counsellors Funds and ICOS Corporation. He also serves as a trustee of Phillips Academy and is a member of the Council on Foreign Relations.

                               ------------------

INFORMATION ON BOARD OF DIRECTORS AND COMMITTEES

Meetings and Attendance

During the year, there were six meetings of the Board of Directors and fifteen meetings of the standing committees of the Board. All directors attended more than 75 percent of the aggregate of all meetings of the Board and the Board committees on which they served.

Committees of the Board

The Board has established five committees to assist in the discharge of its responsibilities, the principal functions of each of which are described below.

The Audit Committee assists the Board in ensuring that the Corporation's financial auditing and reporting practices, procedures and controls are within acceptable limits of sound practice and in accordance within applicable laws and regulations. The Committee meets periodically with the independent auditors, together with representatives of management, if appropriate, for the purpose of reviewing the scope and results of the annual audit of the financial statements and the recommendations of the auditors. The Committee also reviews the nature and extent of non-audit professional services performed by the auditors and annually recommends to the Board of Directors the firm of independent public accountants to be selected as auditors of the Corporation. The Committee held three meetings during the past fiscal year. The members of the Committee are Messrs. Cizik, Coleman, Grayson, Raab and Trowbridge.

The Management Development and Nominating Committee reviews and evaluates plans for the development, training and utilization of the Corporation's management resources; reviews the Corporation's compensation philosophy and establishes the compensation of officers of the Corporation other than the chairman and the president, whose compensation is approved by all the outside directors;

and administers the Corporation's stock incentive and stock based compensation plans. The Committee also recommends to the Board nominees to fill vacancies and to be elected at the annual meeting of shareholders. The Committee considers suggestions from all sources, including shareholders, as to possible candidates for directors. Any such suggestion, together with an appropriate biographical summary, should be sent to the Secretary of the Corporation. This Committee held four meetings during the past fiscal year. The members of the Committee are Messrs. Coleman, DeNunzio and Dionne.

The Executive Committee is authorized to evaluate and review the Corporation's financial performance, capital structure, significant capital asset transactions, acquisitions and divestitures, and during the intervals between the meetings of the Board of Directors and to the extent permitted by law, to exercise all of the powers of the Board in the management of the business of the Corporation. The Committee held two meetings during the past fiscal year. The members of the Committee are Messrs. Cizik, DeNunzio, Dionne and Hartley.

The Investment Committee for the Harris Corporation Retirement Plans oversees the financial administration and operation of the Company's various retirement and pension plans, including the selection and review of the performance of the investment funds and the independent investment advisors for the plans. The Committee held four meetings during the past fiscal year. The members of the Committee are Messrs. DeNunzio, Farmer, Hartley and Trowbridge.

The Ethics Committee oversees the Corporation's continuing program relating to standards of business conduct. The Committee held two meetings during the past fiscal year. The Committee is comprised of all the outside Directors.

Directors' Compensation

Non-employee directors receive an annual retainer fee of $24,000. In addition, non-employee directors who serve on the Executive Committee, Audit Committee, the Ethics Committee, the Management Development and Nominating Committee, or the Investment Committee for the Harris Retirement Plan receive an additional annual fee of $1,500 for their services on each of said committees, plus $1,000 if serving as chairman of the committee.

Each director who is not an employee of the Corporation receives $1,000 for attendance at each regularly scheduled Board meeting plus $800 for attendance at any other meeting devoted to the affairs of the Corporation.

Under the Corporation's Stock Incentive Plan, directors who are not employees of the Corporation are automatically granted an option to purchase 1,000 shares of the Corporation's Common Stock on the date of each Annual Meeting. The options are non-statutory options and are priced at 100% of the fair market value on the date of grant. Twenty-five percent of the option shares become exercisable on the first annual anniversary of the date of grant and twenty-five percent on each of the three succeeding anniversary dates; however, any options outstanding for more than one year at the time a change in control occurs become immediately exercisable. In the event of a director's retirement, options then exercisable may be exercised for three months thereafter, and, in the event of a director's death, options then exercisable may be exercised for the next succeeding twelve months. Pursuant to the terms of the Plan, neither the Board nor any committee of the

Board has any discretion with respect to options granted to directors.

Under the Corporation's Directors Retirement Plan, each director who is not an employee of the Corporation and has served at least five years as a director is eligible to receive benefits under the Plan. The Plan provides for annual retirement and disability benefits for each eligible director of the Corporation in an amount equal to, at a minimum, fifty percent of the annual retainer fee at retirement or disability, as the case may be, plus an additional ten percent for each year of service on the Board, up to one hundred percent of such fee. Such benefits are payable upon the later of retirement or attainment of age 65, or in the event of disability.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Hartley serves on the Board of Directors of McGraw-Hill, Inc. Mr. Dionne, who is chairman and chief executive officer of McGraw-Hill, Inc., serves on the Management Development and Nominating Committee of the Corporation.

                               ------------------

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows the direct beneficial ownership of the Corporation's Common Stock as of July 31, 1994, for each director and nominee for director, each of the executive officers named in the Summary Compensation Table and the directors and executive officers as a group. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

                                                                          NUMBER OF
                                                                            SHARES
                                                                          BENEFICIALLY
                                 NAME                                     OWNED (1)
- - -----------------------------------------------------------------------
Wesley E. Cantrell (2).................................................      60,725
Robert Cizik (3).......................................................       2,500
Lester E. Coleman (3) (4)..............................................       2,500
Ralph D. DeNunzio (3)..................................................       4,500
Joseph L. Dionne (3)...................................................       1,726
Phillip W. Farmer (2)..................................................     100,037
C. Jackson Grayson, Jr. (3)............................................       1,600
John T. Hartley (2) (4) (5)............................................     363,543
Guy W. Numann (2)......................................................      98,843
Walter F. Raab (3).....................................................       2,500
Bryan R. Roub (2)......................................................      46,040
Alexander B. Trowbridge (3)............................................       1,700
Directors and Executive Officers as a group (6)........................     854,706

(1) No individual director, nominee for director or named executive officer beneficially owns 1% or more of the Corporation's outstanding common stock.

(2) The shares reported include performance shares awarded under the Corporation's Stock Incentive Plan as follows: Mr. Hartley -- 120,750; Mr. Farmer -- 55,050; Mr. Numann -- 34,254; and Mr. Roub -- 29,900; and shares that are available under stock options granted under the Corporation's Stock Incentive Plan, or its predecessor, the Stock Option Plan for Key Employees, which are exercisable within 60 days of July 31, 1994 as follows: Mr. Hartley -- 171,654 shares; Mr. Farmer -- 36,744 shares; Mr. Cantrell -- 44,957 shares; Mr. Numann -- 38,982 shares; Mr. Roub -- 11,887 shares.

(3) The shares reported include shares that are available under stock options granted under the Corporation's Stock Incentive Plan, which are exercisable within 60 days of July 31, 1994 as follows: Mr. Cizik -- 1,500 shares; Dr. Coleman -- 1,000 shares; Mr. DeNunzio -- 1,500 shares; Mr. Dionne -- 1,500 shares; Dr. Grayson -- 1,500 shares; Mr. Raab -- 1,500 shares; Mr. Trowbridge -- 1,000 shares.

(4) The shares reported do not include shares owned by family members as follows: Dr. Coleman -- 300 shares; Mr. Hartley -- 1,000 shares; Dr. Coleman and Mr. Hartley disclaim beneficial ownership of such shares.

(5) The shares reported include 696 shares held in a trust of which Mr. Hartley serves as trustee.

(6) The shares reported as owned by the directors and executive officers as a group include 339,254 performance shares awarded to the executive officers under the Corporation's Stock Incentive Plan, and 360,611 shares available for purchase under stock options granted under the Corporation's Stock Incentive Plan, or its predecessor, the Stock Option Plan for Key Employees, which are exercisable within 60 days of July 31, 1994. The shares reported do not include 1,300 shares owned by family members, for which such directors and executive officers disclaim beneficial ownership.

MANAGEMENT DEVELOPMENT AND
NOMINATING COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Management Development and Nominating Committee approves the Corporation's compensation philosophy and the compensation, perquisites and other benefits of the Corporation's executive officers under salary, incentive and other plans authorized by the Board of Directors or the Corporation's shareholders.

The Management Development and Nominating Committee is composed entirely of independent outside directors. Each year, the Committee reviews compensation matters with the Board of Directors. In addition, the Committee recommends for consideration and approval by all of the outside directors the compensation for the Chairman of the Board and President.

Compensation Philosophy

The Corporation's executive compensation philosophy is designed to address the needs of the Corporation, its executives and its shareholders. The executive compensation program is structured to:

     - closely link compensation to the individual's performance and the Corporation's financial results

     - align the interests of the Corporation's executives and its shareholders by emphasizing both the short term and strategic focus of the Corporation's businesses and by facilitating management stock ownership

     - enable the Corporation to attract and retain a world class management team.

This philosophy applies to all management employees of the Corporation including the named executive officers. The Corporation's executive compensation program is composed of: (i) an annual cash component, consisting of salary and an incentive based on the financial performance of: a Sector or Division in the case of Sector and Division management respectively; a Sector and the Corporation in the case of the Sector Presidents; and the Corporation in the case of the other Corporate officers; and (ii) a long-term incentive component, consisting of stock options or performance shares. In addition, Mr. Cantrell participates in the Lanier annual and long-term compensation plans, which are addressed elsewhere in this proxy statement.

The Corporation utilizes a formal system for evaluating executive performance. Executive annual cash compensation consisting of base pay and an annual incentive award opportunity is determined by reference to external industrial surveys of compensation of executives in similar positions; past individual performance and experience in the position; and scope of responsibility. The payouts for annual incentive awards are based upon the degree of achievement of the net income target of the executive's business unit which is established before the start of the year as part of the Corporation's strategic planning process. Similarly, executive long-term compensation payouts in the form of performance shares, stock options or cash are also tied to the degree of attainment of financial and operating goals and objectives outlined in the strategic planning process.

The Corporation's executive compensation program is designed to ensure that executive pay remains competitive with pay for comparable jobs, responsibilities and performance in leading industrial companies. The Corporation periodically retains outside compensation and benefit consultants to review the Corporation's executive compensation programs.

Total Annual Compensation

Annual cash compensation consists of a fixed salary and an opportunity for a variable performance incentive. The Corporation's Annual Incentive Plan provides for payment of a designated amount based upon achievement of specific financial objectives. Performance is measured as a percent of attainment against these objectives. Payments cannot exceed 200% of the designated amount. The percentage of total annual pay attributable to incentive compensation increases proportionately with the executive's level of management responsibility. For the executive officers named in the Summary Compensation Table, planned incentive compensation ranges from 46% to 55% of total annual compensation.

Long-Term Compensation

The Corporation's Stock Incentive Plan, which was approved by the shareholders of the Corporation at the 1990 Annual Meeting, provides the means for aligning executive interests and shareholder interests. The Plan permits the granting of any or all of the following awards: (1) performance shares conditioned upon meeting performance criteria, (2) restricted stock, (3) stock options, including incentive stock options, (4) stock appreciation rights, independent of, or, in tandem with, stock options, and (5) other awards valued in whole or in part by reference to, or otherwise based on, the Corporation's Common Stock.

The Committee believes that through the use of stock incentives the interests of the Corpo-ration's executives are directly related to enhancing shareholder value. To date, the Committee has granted only performance share awards and stock options. With respect to performance share awards, the Committee determines the applicable performance criteria utilizing the Corporation's strategic planning process and a period of time (generally, three fiscal years) during which the Corporation's performance is to be measured. The Committee then assigns to each participant a number of performance shares and establishes a mechanism for computing the number of performance shares that can be earned during the period based on the performance of a Sector or Division in the case of Sector and Division management respectively, of a Sector and the Corporation in the case of the Sector Presidents, and of the Corporation in the case of other Corporate officers. Payouts range from zero to 200% of the performance share award. Performance shares are valued in direct relation to the market value of the equivalent number of shares of the Corporation's Common Stock. Stock options are granted at fair market value as of the grant date, vest over three or four years, and generally have a term of not greater than ten years. Stock options provide value to the executives only when the price of the Corporation's Common Stock increases above the option grant price.

Chief Executive Officer Compensation

In determining Mr. Hartley's base salary, incentive compensation and performance share award for fiscal 1994, the Committee considered both the Corporation's performance and Mr. Hartley's individual performance by the same measures described above for determining executive officer compensation.

In fiscal 1994, Mr. Hartley received incentive compensation based upon 105% achievement of the Corporation's net income target for the year. Mr. Hartley's long-term incentive compensation was measured against the Corporation's return on equity and earnings per share growth objectives established at the outset of the three year period commencing July 1, 1991 and ending June 30, 1994. Based upon the performance of the Corporation for that three year period the Committee authorized the payout of 35,000 performance shares originally awarded in fiscal 1992.

Impact of Recent Tax Legislation

Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

The Committee has closely followed the enactment of Section 162(m) and the Internal Revenue Service proposed regulations issued in December 1993 implementing this legislation. The Committee recognizes that some of the compensation paid to one or more of the five covered executive officers may not qualify for exemption. The Committee is reluctant, however, to make changes at this time to the executive compensation programs solely for tax purposes, at least until final regulations are issued. At that time, the Committee will assess the practical impact of the new tax legislation on executive compensation and determine what action, if any, is appropriate.

               Ralph D. DeNunzio, Chairman
               Lester E. Coleman
               Joseph L. Dionne

PERFORMANCE GRAPH

The graph below compares the performance of the Corporation with the performance of the Standard and Poor's (S&P) 500 Composite Index and the S&P High Technology Composite Index. The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on June 30, 1989 in the Corporation and each of the indices with the investment weighted on the basis of market capitalizations.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG S&P 500, S&P HIGH TECH AND HARRIS CORPORATION

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)           S&P 500      S&P HIGH TECH      HARRIS
1989                                       100             100             100
1990                                       116             113             110
1991                                       125             106              87
1992                                       142             113              96
1993                                       161             132             139
1994                                       163             143             162

SUMMARY COMPENSATION TABLE

The table below illustrates annual and long term compensation for services to the Corporation for the fiscal years ended June 30, 1994, 1993 and 1992 for those executives who, as of June 30, 1994 were (i) Chief Executive Officer and
(ii) the other four most highly compensated executives of the Corporation.

                                                                                  LONG TERM COMPENSATION
                                                                                ---------------------------
                                             ANNUAL COMPENSATION                  AWARDS         PAYOUTS
                                  -----------------------------------------     ----------     ------------
                                                              OTHER ANNUAL       OPTIONS/          LTIP           ALL OTHER
      NAME AND                                                COMPENSATION(1)      SARS         PAYOUTS(2)      COMPENSATION(4)
 PRINCIPAL POSITION     YEAR      SALARY($)     BONUS($)           ($)             (#)             ($)               ($)
- - --------------------
J. T. Hartley           1994       595,833       660,120         135,240           92,337        1,544,375         389,291
 Chairman of the        1993       567,500       560,780         105,560           42,657          610,313         318,235
 Board and Chief        1992       530,000       529,947              --                0                0              --
 Executive Officer
P. W. Farmer            1994       387,500       357,565          63,382            2,744          661,875          87,397
 President and Chief    1993       317,500       270,474          43,307           20,000          195,688          60,459
 Operating Officer      1992       271,666       270,103              --                0           42,388              --
W. E. Cantrell          1994       285,577       292,187               0           14,661          147,000(3)        3,476
 President -- Lanier    1993       271,538       292,133               0           20,296                0           3,137
 Worldwide              1992       260,000       446,425              --            8,000          490,000              --
G. W. Numann            1994       250,000       294,147          38,364            2,401          389,712          61,502
 President --           1993       245,833       192,438          29,952           19,475          141,593          46,819
 Communications         1992       225,000       223,906              --                0                0              --
 Sector
B. R. Roub              1994       245,000       247,545          33,488            4,593          361,825          57,565
 Senior Vice            1993       241,667       209,018          25,584            2,342          143,375          46,069
 President -- Chief     1992       225,000       189,981              --                0                0              --
 Financial Officer

                               ------------------

(1) None of the executive officers named in the Summary Compensation Table received personal benefits in excess of the lesser of $50,000 or 10% of total compensation for fiscal 1994 or 1993. The amounts reported represent dividend equivalent payments on outstanding performance shares granted under the Stock Incentive Plan. Disclosure for fiscal 1992 is not required.

(2) In August 1991, the Management Development and Nominating Committee adopted a new measurement methodology for performance share awards pursuant to which final payout is determined by the Committee based primarily upon actual financial performance compared with Strategic Plan objectives. Financial performance criteria include: corporate return on equity and earnings per share growth; and sector/division return on capital and net income growth. This methodology was applied to Performance Share Awards covering each of the three year periods ended June 30, 1994 and 1993. The original payout for Performance Share Awards for the three year period ended June 30, 1993 was to be determined by application of financial results to a predetermined matrix composed of measurements of earnings growth and return on equity or capital.

The value of the shares earned for the three year period ended June 30, 1994 (Mr. Hartley -- 35,000; Mr. Farmer -- 15,000; Mr.

Numann -- 8,832; and Mr. Roub -- 8,200 shares) is based upon the closing price of the Corporation's Common Stock on June 30, 1994.

The value of the shares earned for the three year period ended June 30, 1993 (Mr. Hartley -- 15,750; Mr. Farmer -- 5,050; Mr. Numann -- 3,654; and Mr. Roub
- - -- 3,700 shares) is based upon the closing price of the Corporation's Common Stock on June 30, 1993. These shares remain restricted and subject to forfeiture upon earlier termination of employment under certain circumstances until June 30, 1995. Mr. Farmer earned 1,541 shares for the three year period ended June 30, 1992. The value of these shares is based upon the closing price of the Corporation's Common Stock on June 30, 1992. The restrictions on these shares lapsed on June 30, 1994.

Performance Shares that were not earned were forfeited by the named executive officers and returned to the Corporation. Performance Shares forfeited for the performance period ended June 30, 1994 are as follows: Mr. Numann -- 768; and for the performance period ended June 30, 1993 are as follows: Mr. Hartley -- 15,750; Mr. Farmer -- 5,050; Mr. Numann -- 5,046; and Mr. Roub -- 3,700 shares;
and for the performance period ended June 30, 1992 are as follows: Mr. Hartley
- - -- 23,500; Mr. Farmer -- 5,959; Mr. Numann -- 6,500; and Mr. Roub -- 5,500
shares.

(3) Mr. Cantrell's grants were made under the Lanier Worldwide, Inc. Longer Term Incentive Plan For Key Employees described in the Long Term Incentive Plans -- Awards in Last Fiscal Year table. The payment reflected in the table for fiscal 1994 is for performance during the three year performance period ended June 30, 1994 and for fiscal 1992 is for performance during the three year performance period ended June 30, 1990. Payment of the fiscal 1992 award was made upon the expiration of a two year holding period following the completion of the performance period and during the two-year holding period was subject to forfeiture upon earlier termination of employment under certain circumstances with Lanier Worldwide, Inc.

(4) Amounts reported include:

      (i) Contributions to the Harris Corporation Retirement Plan for fiscal 1994 are as follows: Mr. Hartley -- $15,000; Mr. Farmer -- $10,503; Mr. Numann -- $10,485; and Mr. Roub -- $10,470; and for fiscal 1993 are as follows: Mr. Hartley -- $15,000; Mr. Farmer -- $11,336; Mr. Numann -- $11,199; and Mr. Roub -- $13,103.

      (ii) Contributions made to the Corporation's Supplemental Executive Retirement Plan for fiscal 1994 are as follows: Mr. Hartley -- $374,291; Mr. Farmer -- $76,894; Mr. Numann -- $51,017; and Mr. Roub
           -- $47,095; and for fiscal 1993 are as follows: Mr. Hartley -- $303,235; Mr. Farmer -- $49,123; Mr. Numann -- $35,620; and Mr. Roub
           -- $32,966.

     (iii) Contributions for fiscal 1994 of $3,476 and for fiscal 1993 of $3,137 were made on behalf of Mr. Cantrell to the Lanier Worldwide, Inc. Savings Incentive Plan.

    Disclosure for fiscal 1992 is not required.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Shown below is additional information on grants of stock options made under the Stock Incentive Plan during the fiscal year ended June 30, 1994.

                         INDIVIDUAL GRANTS
                    ---------------------------                                     POTENTIAL REALIZABLE VALUE AT
                                    % OF TOTAL                                      ASSUMED ANNUAL RATES OF STOCK
                    OPTIONS/SARS   OPTIONS/SARS                                     PRICE APPRECIATION FOR OPTION
                     GRANTED        GRANTED TO      EXERCISE OR                                 TERM
                       (1)         EMPLOYEES IN      BASE PRICE      EXPIRATION     -----------------------------
      NAME             (#)         FISCAL YEAR       ($/SHARE)          DATE           5%($)            10%($)
- - ----------------
J. T. Hartley         15,612            9.0            43.2500         8/27/98         187,819           415,356
                      15,513            9.0            42.3750         8/23/95          64,383
                                                                                                         131,634
                       7,578            4.4            42.3750         8/27/98          87,242
                                                                                                         192,412
                      15,246            8.8            50.5000         8/24/94          19,699
                                                                                                          38,951
                       2,309            1.3            50.5000         8/23/95           8,946
                                                                                                          18,114
                       2,070            1.2            50.5000         8/22/96          13,648
                                                                                                          28,317
                       2,004            1.2            51.0000         8/22/96              --
                                                                                                              --
                      23,624           13.7            50.3750         8/22/96         148,912
                                                                                                         308,215
                         151            0.9            50.3750         8/26/99           2,306
                                                                                                           5,153
                       8,230            4.8            50.3750         1/22/98          85,320
                                                                                                         182,974
P. W. Farmer           1,663            1.0            45.8750         8/27/98          19,682            43,159
                       1,081            0.6            45.8750         1/22/98          11,010
                                                                                                          23,777
W. E. Cantrell         8,000            4.6            41.0000         8/27/03         206,277           522,748
                       2,554            1.5            45.8750         8/28/02          62,015
                                                                                                         151,491
                       1,032            0.6            45.8750         8/23/01          21,565
                                                                                                          51,216
                       1,062            0.6            45.8750         8/24/00          18,833
                                                                                                          43,533
                       2,013            1.2            45.8750         8/24/94           3,189
                                                                                                           6,333
G. W. Numann           2,401            1.4            52.2500         8/24/94           3,089             6,106
B. R. Roub             1,845            1.1            46.8750         8/27/98          22,720            49,920
                       1,090            0.6            44.6250         8/23/95           3,057
                                                                                                           6,151
                         916            0.5            44.6250         8/22/96           4,735
                                                                                                           9,760
                         384            0.2            44.6250         1/22/98           3,356
                                                                                                           7,166
                         358            0.2            44.6250         8/27/98           3,691
                                                                                                           8,002

- - ---------------
All of the stock options shown in the table, with the exception of Mr. Cantrell's 8,000 share grant, were Restoration Stock Options, which are described below.

Shareholder Gain(2)                                                 $957,682,041    $2,426,954,321
Named Executive Officers gain as % of all shareholders gain                0.30 %            0.30 %

                                ---------------

(1) All stock option grants, without exception, are made under the Corporation's Stock Incentive Plan. The term of each stock option is generally 10 years and is generally exercisable in installments as follows: 50% after one year; 75% after two years; and 100% after three years. The exercise price is the closing price of a share of the Corporation's Common Stock on the date of grant. The exercise price may be paid in cash or shares of the Corporation's Common Stock, or "cashless exercise" procedures may be used. If shares of the Corporation's Common Stock are delivered in payment, a Restoration Stock Option (RSO) will be granted equal to the number of shares used to exercise the stock option. The expiration date of these grants remains the last day the underlying grant is exercisable. RSO grants are non-qualified, and are first exercisable six months after the date of grant at the then market value.

(2) The enclosed information shows the increase in market value of the Corporation's Common Stock for all shareholders, assuming the stock price appreciation at 5% and 10%, respectively, over a ten year period.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

Shown below is information with respect to the options exercised and unexercised options to purchase the Corporation's Common Stock for those executive officers named in the Summary Compensation Table. These grants were made under the Stock Option Plan for Key Employees and its successor, the Stock Incentive Plan. The data reported are as of June 30, 1994.

                                                                                        VALUE OF UNEXERCISED IN-THE-
                                                                                                    MONEY
                                                          NUMBER OF UNEXERCISED                OPTIONS/SARS AT
                                                         OPTIONS/SARS AT FISCAL              FISCAL YEAR-END (1)
                        SHARES           VALUE                 YEAR-END(#)                           ($)
                      ACQUIRED ON      REALIZED       -----------------------------     -----------------------------
       NAME           EXERCISE(#)         ($)         EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- - ------------------
J. T. Hartley           172,604         3,006,810       118,020           53,634           753,034                0
P. W. Farmer              7,000           118,625        36,744           10,000           389,125           70,000
W. E. Cantrell           11,000           199,495        34,957           16,000           317,506          164,120
G. W. Numann              4,914            66,182        36,581            2,401           407,501                0
B. R. Roub                8,988           171,016        11,887            2,748           103,500                0

                                ---------------

(1) Based on the closing price on the New York Stock Exchange -- Composite Transactions of the Corporation's Common Stock on June 30, 1994.

LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                       PERFORMANCE OR              ESTIMATED FUTURE PAYOUTS UNDER
                                        OTHER PERIOD                 NON-STOCK PRICE-BASED PLANS
                         NUMBER OF         UNTIL          -------------------------------------------------
                         SHARES OR     MATURATION OR        THRESHOLD          TARGET            MAXIMUM
        NAME                 $             PAYOUT         (SHARES OR $)     (SHARES OR $)     (SHARES OR $)
- - ---------------------
J. T. Hartley              35,000          6/30/96              0                35,000            70,000
P. W. Farmer               20,000          6/30/96              0                20,000            40,000
W. E. Cantrell(2)        $250,000          6/30/96              0             $ 250,000         $ 500,000
G. W. Numann               10,500          6/30/96              0                10,500            21,000
B. R. Roub                  9,000          6/30/96              0                 9,000            18,000

                                ---------------

(1) Awards of performance shares under the Stock Incentive Plan to participants are made at the beginning of each performance period and are earned based on the performance of the business unit, the Corporation or some combination thereof. The plan is designed to motivate key employees to maximize longer term appreciation in shareholder value by aligning their interests with shareholder interests. Final payout is determined by the Management Development and Nominating Committee and is based upon financial performance compared with Strategic Plan objectives. Performance criteria include: corporate return on equity and earnings per share growth; and sector/division return on capital and net income growth. Share payouts are made following the determination of the Committee and range from zero to a maximum of 200% of the original shares awarded. Strategic Plans covering a three year period are prepared annually for each business unit and for the Corporation. In addition, participants receive quarterly payments in respect of the number of performance shares awarded equal to dividends paid to shareholders of the same number of shares of the Corporation's Common Stock.

(2) Mr. Cantrell's cash award is based upon the criteria described above and was made under the Lanier Worldwide, Inc. Longer Term Incentive Plan for Key Employees.

                               ------------------

LANIER WORLDWIDE PENSION PLAN

The Lanier Worldwide, Inc. Pension Plan is a defined benefit plan. Substantially all of the United States employees of Lanier Worldwide and its participating subsidiaries are eligible to participate. The Plan is fully paid by Lanier Worldwide, and employees become vested upon the completion of five years of service. For an employee retiring at age 65, annual pension benefits are determined by adding (a) 1.22% of the average of the employee's five highest consecutive years' compensation in the last ten calendar years before retirement, multiplied by the lesser of the employee's years of service or 30, and (b) .33% of that part of the employee's five-year average compensation in excess of a certain amount, multiplied by the lesser of the employee's years of service or 30. The following table sets forth the estimated annual pension benefits payable upon retirement in specified compensation and years of service classifications. The amounts shown in the table apply to employees of Lanier Worldwide retiring after June 30, 1992, at age 65 or older.

                               PENSION PLAN TABLE

  HIGHEST
CONSECUTIVE                ESTIMATED ANNUAL ANNUITY FOR
   5-YEAR                   CREDITED YEARS OF SERVICE
  AVERAGE        ------------------------------------------------
COMPENSATION        15           20           25           30
        ------------------------------------------------
  $100,000       $  22,051    $  29,401    $  36,751    $  44,101
   200,000          45,301       60,401       75,501       90,601
   300,000          68,551       91,401      114,251      137,101
   400,000          91,801      122,401      153,001      183,601
   500,000         115,051      153,401      191,751      230,101
   600,000         138,301      184,401      230,501      276,601

Compensation recognized by the Plan is base salary, bonuses and sales commissions. Base salary for purposes of calculating retirement benefits under the Plan includes amounts deferred under the Lanier Worldwide, Inc. Savings Incentive Plan. For fiscal 1994, average compensation for Mr. Cantrell does not include amounts earned under the Longer Term Incentive Plan. As of June 30, 1994, Mr. Cantrell's average compensation was $235,840, and he had 30 credited years of service in the Plan.

Lanier Worldwide's Supplemental Executive Retirement Plan furnishes certain employees retirement benefits which would have been available under the Pension Plan but for the limitations imposed by the Internal Revenue Code. Upon retirement or other termination, the then value of the amount deferred is payable in cash.

EXECUTIVE SEVERANCE AGREEMENTS

The Corporation has entered into executive severance contracts with the corporate officers, including each of the executive officers named in the table, to provide continuity of management in the event of a defined change in control. Under the agreements, in the event a change in control is undertaken by a third party and the officer does not voluntarily terminate employment within six months following the change in control, the officer is entitled to payments in the event of termination of employment by the employee or by the Corporation during a one-year period following a change in control. Upon any such termination, the officer shall be entitled to payments in an amount equal to one, two or three times planned annual base and incentive compensation, depending on the officer involved. These amounts are for three years in the case of Mr. Hartley and two years in the case of the other executive officers named in the Summary Compensation Table and can be approximated by multiplying the years times the compensation amounts set forth in the table. In addition, the agreement provides for the vesting of amounts in the retirement plan for the account of the officer, as well as immediate vesting of all options and stock appreciation rights outstanding and continuation of various benefits for a like period.

SELECTION OF AUDITORS

The Board of Directors recommends the selection of Ernst & Young, independent public accountants, to audit the books and accounts of the Corporation for the current fiscal year which ends June 30, 1995. A representative of Ernst & Young is expected to be present at the shareholders' meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions of shareholders.

                               ------------------

SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

Shareholder proposals intended to be presented at the 1995 annual meeting of shareholders and to be included in the Corporation's proxy statement and form of proxy for that meeting must be received by the Corporation not later than May 19, 1995.

                                HARRIS CORPORATION
                              Melbourne, Florida 32919


     J.T. HARTLEY, P.W. FARMER and R.L. BALLANTYNE, or any of them, are hereby
P    authorized, with full power of substitution, to represent and to vote the
R    stock of the undersigned at the Annual Meeting of Shareholders of the
O    Corporation to be held on October 28, 1994, or at any adjournment, upon
X    such business as may properly come before the meeting, including the
Y    following items as set forth in the Proxy Statement.


Election of Directors, Nominees:                             (change of address)

Ralph D. DeNunzio, Joseph L. Dionne, Alexander B. Trowbridge __________________
                                                             __________________
                                                             __________________
                                                             __________________

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. This Proxy, when properly executed, is voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the election of directors and for Proposal 2. The Proxies cannot vote your shares unless you sign and return this card.

                                                                   SEE REVERSE
                                                                       SIDE


X   Please mark your               SHARES IN YOUR NAME       REINVESTMENT SHARES
    votes as in this
    example.

                  FOR    WITHHELD                       FOR    AGAINST    ABSTAIN
1. Election of                     2. Selection of                                   In their discretion, the Proxies are authorized
   Directors      / /      / /        Ernst & Young as  / /     / /        / /       to vote upon such other business as may
   (see reverse)                      auditors                                       properly come before the meeting.


For, except vote withheld from the following nominee(s):    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS
                                                            SPECIFIED, IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR EACH ITEM
                                                            SET FORTH ABOVE.

                                                            PROXY-PLEASE MARK, DATE, SIGN AND MAIL PROMPTLY


                                                            Change of Address    / /
                                                            Attend Meeting       / /

     SIGNATURE(S)____________________________________________________________________  DATE _______________


     SIGNATURE(S)____________________________________________________________________  DATE _______________

     Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee, or guardian, give your full title as such.
